 This filing is made pursuant to Rule 424(b)(2)

under the Securities Act of 1933

in connection with Registration No. 333-204492.

Current Interest Rates

This is an interest rate supplement dated September 5, 2019

to the prospectus supplement dated September 5, 2019

Current Annual Interest Rates for Renewable Unsecured Subordinated Notes

Offered by Consumer Portfolio Services, Inc.

Interest Rates Effective September 1, 2019 through October 18, 2019

PORTFOLIO AMOUNT (1)
	$1,000	$5,000	$10,000	$15,000	$25,000	$50,000	$75,000	$100,000
	to	to	to	to	to	to	to	or
NOTE TERM	$4,999	$9,999	$14,999	$24,999	$49,999	$74,999	$99,999	More
3 Month	5.25%	5.25%	5.25%	5.25%	5.60%	5.95%	6.30%	6.65%
6 Month	5.50%	5.50%	5.50%	5.50%	5.85%	6.20%	6.55%	6.90%
1 Year	6.25%	7.00%	7.75%	8.50%	9.00%	9.50%	10.00%	10.50%
2 Year	6.75%	7.50%	8.25%	9.00%	9.50%	10.00%	10.50%	11.00%
3 Year	7.25%	7.25%	7.25%	7.25%	7.60%	7.95%	8.30%	8.65%
4 Year	7.75%	7.75%	7.75%	7.75%	8.10%	8.45%	8.80%	9.15%
5 Year	8.25%	8.25%	8.25%	8.25%	8.60%	8.95%	9.30%	9.65%
10 Year	8.50%	8.50%	8.50%	8.50%	8.85%	9.20%	9.55%	9.90%

Interest Compounds Daily At These Annual Interest Rates

(1)    We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by Consumer Portfolio Services, Inc. that are currently owned by you and your immediate family members. Immediate family members include your parents, children, siblings, grandparents and grandchildren. Members of a sibling’s family are also considered immediate family members if the sibling is also a note holder.

We are offering these notes to investors in the United States of America, other than in the states of Alabama, Alaska, Arizona, Delaware, Kentucky, Maryland, Massachusetts, Montana, Nebraska, Nevada, New Hampshire, New Jersey, North Dakota, Oregon, Rhode Island, Utah, Virginia, Washington, West Virginia and Wyoming.

The description in this interest rate supplement of the terms of these notes adds to the description of the general terms and provisions of the notes in the most recent prospectus (dated August 21, 2019) and prospectus supplement (dated September 5, 2019). Investors should rely on the description of the notes in this interest rate supplement if it is inconsistent with the description in the prospectus and prospectus supplement.

CPSnotes.com / InvestorServices@CPSnotes.com / 888-776-1887